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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-120749 of Huntsman Corporation of our report dated April 14, 2004 (except for Note 27, as to which the date is December 17, 2004) on the consolidated financial statements of Vantico Group S.A and subsidiaries at December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 in 2002) appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE S.A.

Edouard Schmit, Partner

Luxembourg
January 25, 2005

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  Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM